UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
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Denny’s Corporation

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FOR IMMEDIATE RELEASE

Investor Contact
Enrique Mayor-Mora: 877-784-7167, or
Bruce Goldfarb/ Steve Balet/ Pat McHugh, Okapi Partners:  212-297-0720

Media Contact
Michael Fox, ICR - 203-682-8218

Glass, Lewis & Co. Supports ALL Denny’s Board Nominees in Contested Election

Spartanburg, SC – May 6, 2010 – Denny’s Corporation (NASDAQ: DENN) today announced that Glass, Lewis & Co., a leading independent proxy advisory firm, has endorsed all eight of the Company’s nominees, encouraging stockholders to support those nominees over the three candidates nominated by the dissident stockholder group.

In its report, Glass, Lewis stated, “based on various improvements in the Company’s performance in recent periods, we find the election of Dissident nominees to the Board to be unwarranted at this time.”  The report specifically cites the improved results stemming from the Company’s cost-cutting efforts and notes that “the Dissident’s plan for improvement contains many overlapping elements with the Company’s own strategic plan” and that “we are not convinced that the changes espoused by the Dissident are necessary at this time.”

Debra Smithart-Oglesby, Denny’s Board Chair, stated, “We are very pleased to receive the support of Glass, Lewis & Co., whom so many investors look to for guidance on important proxy voting matters. We respect their candid report and appreciate their confidence in stating that the current Board is best positioned to continue the progress that has been made in recent quarters.  The Company has a plan in place and the Board is committed to the steps necessary to increase stockholder value.”

About Denny’s

Denny’s is one of America’s largest full-service family restaurant chains, consisting of 1,318 franchised and licensed units and 233 company-owned units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico.  For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit the Denny’s investor relations website.

Important Additional Information

The Company has filed with the Securities and Exchange Commission ("SEC") and mailed to its stockholders a definitive proxy statement in connection with its 2010 Annual Meeting of Stockholders. Stockholders are strongly advised to read the Company's definitive proxy statement and the accompanying WHITE proxy card before making any voting decisions. Stockholders may obtain copies of the Company's definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC in connection with its 2010 Annual Meeting of Stockholders free of charge at the SEC’s website at www.sec.gov, or on the Company's website at www.dennys.com. The Company, its directors and officers and certain employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2010 Annual Meeting of Stockholders. Information concerning persons who may be considered participants in the solicitation of the Company's stockholders under the rules of the SEC is set forth in the Company's definitive proxy statement filed with the SEC on April 8, 2010.